Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

BIND THERAPEUTICS, INC.

BIND Therapeutics, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That the name of this corporation is BIND Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on May 19, 2006 under the name BIND Biosciences, Inc.

2. The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable. The resolution setting forth the amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FIRST thereof in its entirety to read as follows:

“FIRST: The name of this corporation is DNIB Unwind, Inc. (the “Corporation”).”

3. That such amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 1st day of August, 2016.

By:	/s/ Geoffrey L. Berman
Name:	Geoffrey L. Berman
Title:	Chief Restructuring Officer